Exhibit 5

                           WEIL, GOTSHAL & MANGES LLP
                                767 Fifth Avenue
                            New York, New York 10153
                                 (212) 310-8000



                                  June 27, 2000


Board of Directors
Columbia Laboratories, Inc.
2875 Northeast 191 Street, Suite 400
Aventura, Florida  33180

Ladies and Gentlemen:

           We have acted as counsel to Columbia Laboratories, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of the Company's Registration Statement on Form S-3 (File No. 333-38230) (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the sale, from time to time pursuant to Rule 415 under the Securities Act, of shares of the Company's common stock, par value $.01 per share (the "Common Stock"), with aggregate proceeds of up to $75,000,000. The Common Stock may be offered in amounts, at prices and on terms to be determined by market conditions at the time of the offering and will be set forth in a prospectus supplement to the prospectus (the "Prospectus") included in the Registration Statement.

           In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Restated Certificate of Incorporation of the Company, as amended to date, the Bylaws of the Company, as amended to date, the Registration Statement, the Prospectus and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

           In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and


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representatives of the Company. We have also assumed that, prior to any offering and sale of Common Stock, (1) the Registration Statement has become effective,
(2) the Board of Directors (or a special committee thereof authorized to act on its behalf) of the Company has duly authorized the terms of and the prices at which the Common Stock is to be issued and sold, (3) an appropriate prospectus supplement with respect to the Common Stock has been prepared, delivered and filed in compliance with the Securities Act, (4) if the Common Stock is sold pursuant to an underwriting agreement, such underwriting agreement has been duly authorized, executed and delivered by the Company and the other parties thereto and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and (5) the execution and delivery by the Company of such underwriting agreement, if any, and the performance by the Company of its obligations in connection with the sale and issuance of Common Stock will not conflict with, constitute a default under or violate (i) any of the terms, conditions or provisions of the Restated Certificate of Incorporation or Bylaws of the Company, (ii) any of the terms, conditions or provisions of any material document, agreement or other instrument to which the Company is a party or by which it is bound, (iii) Delaware corporate or federal law or regulation (other than federal and state securities or blue sky laws) or (iv) any judgment, writ, injunction, decree, order or ruling of any court or governmental authority binding on the Company. Further, we have assumed that a sufficient number of shares of Common Stock are authorized or reserved and available for issuance and that the consideration for the issuance and sale of such shares of Common Stock is not less than the par value of the Common Stock.

           Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the shares of Common Stock when issued and sold will be duly authorized, validly issued, fully paid and non-assessable.

           We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement.



                                      Very truly yours,

                                      /s/ WEIL, GOTSHAL & MANGES LLP